Exhibit 99.1

            Nickolas W. Vande Steeg Joins Trimble Board of Directors

SUNNYVALE, Calif., July 16, 2003 - Trimble (Nasdaq: TRMB) today announced that Nickolas W. Vande Steeg, 60, a senior vice president and operating officer for Parker Hannifin Corporation (NYSE: PH), the world's leading diversified manufacturer of motion and control technologies with over $6 billion in revenue, has joined the Company's Board of Directors. His addition brings the membership of Trimble's board to seven.

"Nick brings significant knowledge and experience to Trimble from his 31 years of service at Parker Hannifin," said Steven W. Berglund, president and chief executive officer of Trimble. "His leadership experiences at Parker Hannifin, a company that produces and distributes a wide variety of highly engineered products on a worldwide basis, will contribute to take Trimble to the next level. We expect that Nick will complement the existing Board's competencies, particularly in operations, and management and strategic development. He is a practical, hands-on individual with strong values and I look forward to working with Nick going forward."

Mr. Vande Steeg has been employed with Parker Hannifin Corporation in a variety of different roles since 1971. Currently, he is a senior vice president and operating officer and is overseeing the "lean organization" element of Parker Hannifin's WIN Strategy, which is focused on premier customer service, financial performance and profitable growth. The "lean organization" goals include lowering manufacturing and overall systems costs, cycle time reductions, lower inventories and decreasing waste during the production process. Prior to his current position, he served in several positions in Parker's Seal Group, including Global Seal Group President.

Mr. Vande Steeg received his B.S. in Industrial Engineering from the University of California, Irvine in 1968. He then received an M.B.A. from Pepperdine University in Malibu, California in 1985. He and his wife, Jeanne, have three children.

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About Trimble
Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, California, Trimble has more than 2,000 employees in more than 20 countries worldwide. For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com